Exhibit 10.4

March 23, 2007

Personal and Confidential

Keith Schneider

10608 Allenwood Lane

Great Falls, Va. 22066

Dear Keith:

We are pleased in this letter agreement (the “Agreement”) to extend an offer of employment with Networkcar, Inc. (the “Company”) for you to commence employment with the Company on March 26, 2007, or on such later date as you shall commence employment with the Company (the “Start Date”).

1.	Title: Your position with the Company will be President. You will report to the Board of Directors (the “Board”) of the Company or its designee.

2.	Salary: Your annual salary will be $250,000 (“Salary”), payable bi-weekly and subject to normal deductions and withholdings.

3.	Bonus: In addition to your Salary, you will be eligible, based upon both objective and subjective goals (the “Goals”) established by the Board or its Compensation Committee, in its sole discretion after consultation with you, to receive a bonus following the end of each full calendar year during your employment in an amount, depending upon your achievement of the Goals, equal to up to 50% of your Salary, less such deductions or amounts to be withheld as required by applicable law and regulations (the “Performance Bonus”). To the extent the Board of the Company determines that you have met the subjective 2007 Goals and determines to pay your Performance Bonus for the year ending December 31, 2007, your Performance Bonus shall be 50% of your Salary pro rated for the portion of the year that you worked. The Board will consider granting an additional bonus beyond that contained in this Section 3 based upon you significantly exceeding the Goals.

4.	Equity Participation: Immediately following your acceptance of this offer, the Company, will recommend to its parent company, HUGHES Telematics, Inc. (“HTI”), that you be awarded an option to purchase 1,200 shares of common stock (the “Equity Grant”) of HTI, pursuant to an agreement which will reflect the specific terms of the Equity Grant, including, but not limited to, terms relating to vesting, exercisability and expiration. The exercise price per share is expected to be $100 per share. Vesting terms shall include that the option shall vest with respect to 200 shares on each of the first, second and third anniversaries of your Start Date (total of 600 shares) and that the remaining 600 shares shall vest on March 31, 2010 to the extent the EBITDA of the Company, as defined in agreement, exceeds $18.6 million for fiscal year 2009. The Board of Directors of HTI has been informed of this offer and has expressed its intention to approve the Equity Grant effective upon your first day of employment by the Company. In order to further incentivize you based upon your performance and events at the Company and/or HTI, you will be eligible to receive future equity grants as determined by the Board of Directors of HTI in its sole discretion.

5.	Office: Your primary office will be based at the Company’s facilities in San Diego, CA. It is anticipated that your responsibilities will require extensive travel and that in addition to the San Diego, CA office you will operate occasionally from remote office space in Atlanta, Georgia or other locations deemed necessary to fulfill your responsibilities.

6.	Benefits: You will be eligible to receive and/or participate in employee benefits commensurate with your position with the Company, all subject to the terms and conditions of the various benefits plans:

a)	401(k) Plan: Upon the effective date of this Agreement, you will be eligible to participate in the Company’s 401(k) Plan. (More information on this plan will be provided to you.)

b)	Medical: Upon the effective date of this Agreement, you will be eligible for medical insurance partially paid by the Company. (More information on this plan will be provided to you.)

c)	Life Insurance and Disability: Upon the effective date of this Agreement, you will be eligible for this Company-paid insurance benefit. You will also be eligible for Company-paid short and long-term disability coverage. (More information on these plans will be provided to you.)

d)	Vacation: During each calendar year, you will be entitled to a paid vacation of three (3) weeks, to be taken at such time or times during the applicable year as you wish, subject to the Company’s business needs, provided however, your cannot accrue more than five (5) weeks of vacation.

Nothing contained in this Agreement is intended to impair the ability of the Company to change the terms or availability of any benefit plans in the future.

7.

Confidential Information and Invention Assignment Agreement: In connection with the commencement of your employment with the Company, you will be required to execute a Confidential Information and Invention Assignment Agreement, in the interim, you will keep secret and will not at any time (whether during the time you are employed by the Company or thereafter) use for your own or another’s advantage, or reveal to any person, firm, company or organization, and will use your utmost endeavors to prevent the publication or disclosure of any confidential information of the Company, including but not limited to trade secrets, business methods, computer systems and information and strategic plans, which you knew or ought reasonably to have known to be confidential concerning the business or affairs of (a) the Company, (b) any holding company of the Company from time to time and any subsidiary of the Company or any such holding company from time to time (a Group company), (c) any joint venture in which it or they may participate or (d) any of its or their customers, so far as such confidential information shall have come to your knowledge during your employment with the Company. In addition, you will agree, as set forth in the Confidential Information and Invention Assignment Agreement that will be executed in connection with your employment with the Company, that the Company shall own all rights in and to the results and proceeds of your services under this Agreement, including anything which is, in whole or in part, created, developed and/or produced by you and which is suggested by or related to your employment under this Agreement.

8.	At-will Employment: Nothing herein, and nothing included in any other materials provided to you, should be construed as promising or indicating that you will be employed for any particular length of time. To the contrary, you will be employed on an “at-will” basis, meaning that you may quit at any time and the Company may terminate you at any time, with or without notice, or any reason or no reason at all. Should the Company terminate you, without Cause (as defined below) or should you terminate for Good Reason (as defined below), you shall be entitled to an amount equal to one year’s Salary and Bonus, less applicable taxes and withholdings, upon your execution (and non-revocation) of a release of claims in favor of the Company and its affiliates and agreement to make yourself reasonably available to provide transition services and consultation to the Company, subject to your other business and personal commitments, for a 90-day period following such employment termination. In addition, to the extent that such a termination without Cause or for Good Reason occurs within one year of the Start Date, the Company will provide assistance with your relocation back to Virginia, including actual moving and associated cost of up to $100,000, assuming such relocation occurs within six months of such termination, upon presentation of documentation satisfactory to the Company in its reasonable discretion.

For purposes of this Section 8, Cause shall mean:

(i) gross neglect by you of your duties hereunder; (ii) your conviction of any felony; (iii) your conviction of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates; (iv) your conviction of any offense involving moral turpitude; (v) gross negligence or willful misconduct by you in connection with the performance of any portion of your duties hereunder; or (vi) breach by you of any material provision of this Letter that is not cured within fifteen (15) days of receipt of notice of such material breach, to the extent curable.

Good Reason shall mean any of the following, without your written consent, that is not cured by the Company within fifteen (15) days of the receipt from you of notice: (i) a change in your title or any removal of you from your position as President, (ii) any material diminishing of your responsibilities, duties, authority or reporting lines from those set forth herein; (iii) a reduction by the Company in your Salary or in the Bonus for which you are eligible; (iv) any change in the location of the offices of the Company in which your office is located by more than 50 miles from its location in San Diego, California as of the date hereof; or (v) breach by the Company of any material provision of this Letter.

9.	Integration: This Agreement together with the Confidential Information and Invention Assignment Agreement that will be executed in connection with your employment by the Company, are intended to set forth the entire agreement regarding your employment by the Company and cannot be changed or terminated orally. This Agreement together with the Confidential Information and Invention Assignment supersedes all prior negotiations or agreements, whether oral or written, regarding the terms and conditions of your employment by the Company (including but in no way limited to compensation, duration, termination and benefits). This is a fully-integrated agreement.

10.	Moving and Relocation Expenses: The Company shall reimburse you for reasonable out-of-pocket moving and relocation expenses related to packing, transport and moving fees for all personal property, including personal vehicles, closing costs associated with the sale of your current Virginia residence and flights for family members and including three (3) house hunting trips by you and your spouse. The maximum amount reimbursable under this Section 10, upon presentation of documentation satisfactory to the Company in its reasonable discretion, shall be $140,000.

11.	Temporary Housing and Commuting Expenses: Following the Start Date and for up to three months following such date, you may commute to San Diego, CA headquarters and will be reimbursed for actual out-of-pocket travel and temporary housing expenses prior to your move.

12.	Business Expenses: The Company shall reimburse you for all reasonable business incurred by you in connection with his employment with the Company in accordance with Company policies.

13.	Severability: If any provision of this Agreement is held to be unenforceable for any reason, it shall not affect the enforceability of any other provision of this Agreement. The parties agree that there is separate consideration for each provision of this Agreement and that all of the provisions of this Agreement are severable.

14.	Successors and Assigns: This agreement is personal to you and shall not, without the prior written consent of the Company, be assignable by you. This Agreement, however, shall inure to the benefit of and be binding upon the Company and its successors and assigns in all respects, and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes and to the fullest extent permitted at law. As used herein, the terms “successor” and “assignee” shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

15.	Applicable Law: The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws.

In addition, on your date of hire, you will accept the Company’s standard employee agreements with respect to corporate policies and conduct, including the Confidential Information and Invention Assignment Agreement. This offer is also contingent on your ability to satisfy the eligibility requirements for employment in the United States, including as appropriate proof of citizenship and/or permanent residency. By signing this letter you represent that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.

Keith, we are very pleased to offer you a position with the Company. Please execute the enclosed copy of this Agreement and return it to me.

Sincerely,

/s/ Jeffrey Leddy
Jeffrey Leddy
Chairman
Networkcar, Inc.

Agreed to this 25 day of March, 2007.

/s/ Keith Schneider
Keith Schneider